Exhibit (a)(5)

CONSENT OF PROPOSED DIRECTOR

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to be named in the Registration Statement on Form N-2 of Main Street Capital Corporation, and in all subsequent amendments and post-effective amendments or supplements thereto, including the prospectus contained therein, as a nominee for director of Main Street Capital Corporation, a Maryland corporation, and to all references to me in that connection.

/s/  Michael Appling, Jr.
Name: Michael Appling, Jr.

June 21, 2007